DropCar, Inc.
[ ], 2020

[Name]
[Address]
[Address]

Re:
Merger, Consolidation or Change of Control Payment

Dear [Name]:

This letter agreement (this “Agreement”) sets forth the terms and conditions of the merger, consolidation or Change in Control payment arrangement between yourself and DropCar, Inc. (the “Company”). All capitalized terms used in this Agreement without definition or reference have the meanings set forth in the Company’s Amended and Restated 2014 Equity Inventive Plan (the “Plan”).

1.
Payment. Upon (i) a merger or consolidation with another entity where the Company retains more than 50% of the outstanding voting securities of the Company or (ii) the consummation of a Change in Control prior to November 14, 2020 (each, a “Triggering Event”), you shall receive a transaction payment equal to $[ ]1, less any applicable taxes to be withheld by the Company (the “Transaction Payment”); provided, however, that in order to be eligible for, and earn, the Transaction Payment, you must be providing services to the Company as an employee or director in good standing on the date of consummation of the Triggering Event. The Transaction Payment shall be payable, in the discretion of the Company, either in (i) cash, or (ii) shares of Common Stock (or the common stock of a successor company following a Change of Control) calculated by dividing (a) the Transaction Payment amount by (b) the Fair Market Value of a share of Common Stock on the date of the Triggering Event. Notwithstanding the foregoing, shares of Common Stock (or the common stock of a successor corporation) will only be issued if, at the time of issuance, such shares may be issued by the Company without unreasonable expense or effort pursuant to either (i) the Plan (or a successor equity plan), or (ii) an available exemption from registration under the Securities Act of 1933, and any applicable state securities “blue sky” laws.

2.
Timing of Payment. The Company shall pay the Transaction Payment to you no later than thirty (30) days following the effective date of the Triggering Event.

3.
Miscellaneous.

(a)           No Additional Rights. This Agreement does not confer any rights to provide services as a director or under any employment or consulting agreement or otherwise, nor does it create or convey any equity or ownership interest in the Company nor any rights commonly associated with any such interest, including, but not limited to, the right to vote on any matters put before the Company’s equity holders.

(b)           Taxes. You acknowledge that the ultimate liability for all taxes legally due by you is and remains your responsibility and the Company makes no representations or undertakings regarding the treatment of any taxes in connection with any aspect of this Agreement.

(c)           Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.

1 $60,000 for Mr. Silverman; $25,000 to Mr. Schiffman; $50,000 to all other non-employee directors.

(d)           General Creditor. Any payments due under this Agreement shall be paid from the general assets of the Company and no separate fund shall be established to secure payment of these amounts. Any amounts payable under this Agreement shall be entries in the Company’s books and records only, and shall remain available to and subject to the claims of the Company’s creditors until actually paid to you.

(e)           Successor. This Agreement shall bind and inure to the benefit of the Company, its successors and assigns, and you.

(f)           Amendment. This Agreement may be amended or modified by the Company at any time prior to the date of the Triggering Event in its sole discretion; provided that notice is provided to you.

(g)           Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the State of Delaware without giving effect to any conflict of laws principles.

DROPCAR, INC. By: Name: Joshua Silverman Its: Chairman of the Board of Directors

Acknowledged and Agreed: